Exhibit 99

For More Information: Craig M. Koven Communications Manager (800) CELADON, Ext. 7041 317-972-7041 Direct 317-408-4859 Mobile ckoven@celadongroup.com	FOR RELEASE October 24, 2007 4:01 p.m. ET

CELADON GROUP REPORTS FIRST FISCAL QUARTER FINANCIAL RESULTS
AND ANNOUNCES TWO MILLION SHARE BUYBACK

INDIANAPOLIS – Celadon Group Inc. (NASDAQ:CLDN) today reported its financial and operating results for the three months ended September 30, 2007, the first fiscal quarter of the Company’s fiscal year ending June 30, 2008.

Revenue for the quarter increased 4.8% to $133.8 million in the 2007 quarter from $127.7 million in the 2006 quarter.  Freight revenue, which excludes fuel surcharges, was up 5.8% to $113.9 million in the 2007 quarter from $107.7 million in the 2006 quarter. Net income decreased 64.8% to $2.5 million in the 2007 quarter from $7.1 million for the same quarter last year. Earnings per diluted share decreased by 63.3% to $0.11 in the 2007 quarter from $0.30 for the same quarter last year.

Chairman and CEO Steve Russell said, "We remain committed to our long-term strategy, which is based on growth through success in attracting and retaining safe, experienced drivers, both internally and through acquiring the assets of underperforming companies. This strategy has been successful in contributing to compounded annual revenue growth, net of fuel surcharge, of 5.4% and compounded annual earnings per diluted share growth of 56.5% over our past five fiscal years. Through three acquisitions and a strong driver culture, Celadon was one of the few truckload carriers to demonstrate meaningful fleet growth over the past year, increasing seated truck capacity by about ten percent.

“The successful execution of our growth strategy challenged our ability to gain adequate asset productivity in the September 2007 quarter, which featured perhaps the most difficult industry operating environment in many years. With industry-wide freight tonnage down, and industry-wide truck capacity still elevated from the 2006 and early 2007 pre-buy truck deliveries, weak demand resulted in the need to take on additional low-rated broker freight, while concurrently experiencing an increase in non-revenue miles needed to reposition trucks for the next load. In this environment, our average rate per total mile, including deadhead, dropped by 3.2 percent, to $1.346, from $1.390 in the prior year's quarter.  Utilization, in terms of miles per truck, declined by 3.5% from the prior year. The combination of lower rates and utilization adversely impacted earnings by about twelve cents per diluted share. Higher fuel costs, net of surcharge, and the impact of a stronger Canadian dollar were the other primary factors that impacted our results compared with the prior year.

“We have identified several factors that we believe can contribute toward improved asset productivity over the next several quarters, some of which are industry-related and some of which we have the ability to influence.

“From an industry-wide perspective, new truck order data indicate truck deliveries on a rolling basis declining below the long-term replacement rate for our industry. In addition, we believe the current freight environment will contribute to an increased number of fleet failures, and at some point we expect economic growth to produce an increase in freight tonnage. Over time, an improved supply-demand relationship should result.

“Independent of industry-wide events, we are strengthening and re-aligning our sales force. Our international footprint, our strong driver base, and high levels of service, safety and technology should enable us to increase our customer base. In addition, we continue to look for acquisitions that offer access to good freight particularly when the target has an older fleet that may need downsizing, which can afford us the opportunity to spread incremental freight across our base fleet.

“On October 24, 2007, our board of directors authorized a stock repurchase program under which we have the ability to purchase up to two million shares in open market or negotiated transactions through October 31, 2008. At recent stock prices and applicable interest rates, repurchasing our shares would be accretive to earnings, and we believe repurchasing our shares offers a potentially attractive use of capital. Celadon remains very well-positioned to weather what we view as a temporary economic low point. In our first fiscal quarter, we reduced our balance sheet debt by over $17 million. At September 30, 2007, our balance sheet reflected $77.4 million in borrowings and capitalized leases and $151.4 million of total stockholders’ equity.

“Looking forward, we are confident in Celadon’s strength, liquidity, and position in the industry. We believe our strategic growth plan is sound and that we have the team to execute it. We intend to keep our most important strategic asset—our corps of safe and experienced drivers—intact and ready to capitalize on increased market share when the combination of our efforts and a better freight market improve the operating environment.”

Conference Call Information
An investor conference call is scheduled for Thursday, Oct. 25, at 10:00 a.m. ET.  Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in the question-and-answer exchange, dial 866-356-4441 (international calls 617-597-5396) pin number 99004526 a few minutes prior to the starting time. A replay will be available through Dec. 25 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 49808414.

This call is being webcast by CCBN and can be accessed on Celadon's web site at http://www.celadongroup.com. Any statistical and financial information that is discussed during the conference call also will be available at http://www.celadongroup.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The company also owns TruckersB2B Inc. (www.truckersb2b.com) which provides cost savings to member fleets, and Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services.

This press release and statements made by Celadon in its stockholder reports and public filings, as well as oral public statements by Celadon representatives, contain certain forward-looking information, usually identified by words such as "anticipates," "believes," "estimates," "projects,"  “intends,” expects," “plans,” or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon the current beliefs and expectations of Celadon's management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in forward-looking statements.  With respect to expectations concerning continued execution of the strategic plan and future operating results, as well as with respect to general business operations, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; our ability to execute our strategic plan; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitments, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; decreases in the resale value of our used equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings. Readers should review and consider the various disclosures made by Celadon in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings.  Celadon disclaims any such obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

For a more detailed discussion of these factors, please refer to the various disclosures made by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.
- tables follow -

Consolidated Balance Sheets
(Dollars in thousands, except par value)

	September 30, 2007	June 30, 2007
	(unaudited)
A S S E T S

Current assets:
Cash and cash equivalents	$41	$1,190
Trade receivables, net of allowance for doubtful accounts of $1,059 and $1,176 at September 30, 2007 and June 30, 2007	61,170	59,387
Prepaid expenses and other current assets	14,857	10,616
Tires in service	3,338	3,012
Equipment held for resale	15,204	11,154
Income tax receivable	600	1,526
Deferred income taxes	1,712	2,021
Total current assets	96,922	88,906
Property and equipment	231,226	240,898
Less accumulated depreciation and amortization	51,179	44,553
Net property and equipment	180,047	196,345
Tires in service	1,261	1,449
Goodwill	19,137	19,137
Other assets	1,428	1,076
Total assets	$298,795	$306,913

L I A B I L I T I E S A N D S T O C K H O L D E R S’ E Q U I T Y

Current liabilities:
Accounts payable	$12,366	$7,959
Accrued salaries and benefits	11,028	11,779
Accrued insurance and claims	6,954	6,274
Accrued fuel expense	6,526	6,425
Other accrued expenses	11,559	12,157
Current maturities of long-term debt	10,764	10,736
Current maturities of capital lease obligations	6,291	6,228
Total current liabilities	65,488	61,558
Long-term debt, net of current maturities	13,223	28,886
Capital lease obligations, net of current maturities	47,125	48,792
Deferred income taxes	21,568	20,332
Minority interest	25	25
Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 404,966 shares; no shares issued and outstanding	---	---
Common stock, $0.033 par value, authorized 40,000,000 shares; issued 23,760,343 and 23,581,245 shares at September 30, 2007 and June 30, 2007	784	778
Retained earnings	56,846	54,345
Additional paid-in capital	94,753	93,582
Accumulated other comprehensive loss	(1,017)	(1,385)
Total stockholders’ equity	151,366	147,320
Total liabilities and stockholders’ equity	$298,795	$306,913

Key Operating Statistics

	For the three months ended September 30, 2007	For the three months ended September 30, 2006
Operating Statistics (U.S./Canada Truckload)
Average freight revenue per loaded mile(*)	$1.506	$1.539
Average freight revenue per total mile(*)	$1.346	$1.390
Avg. freight revenue per tractor per week (*)	$2,682	$2,870
Average miles per tractor per week	1,992	2,064
Average tractors	2,703	2,445
Tractors at end of period (**)	2,988	2,768
Trailers at end of period (**)	8,134	7,230

*	Freight revenue excludes fuel surcharges
**	Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	2007	2006

Revenue:
Freight revenue	$113,854	$107,665
Fuel surcharges	19,925	20,063
	133,779	127,728

Operating expenses:
Salaries, wages, and employee benefits	38,327	35,289
Fuel	33,522	30,674
Operations and maintenance	8,436	7,634
Insurance and claims	3,541	4,231
Depreciation and amortization	7,865	3,466
Revenue equipment rentals	6,972	9,333
Purchased transportation	21,970	18,340
Cost of products and services sold	1,723	1,867
Communications and utilities	1,231	1,094
Operating taxes and licenses	2,161	2,089
General and other operating	2,080	2,070
Total operating expenses	127,828	116,087

Operating income	5,951	11,641

Other (income) expense:
Interest income	(19)	(7)
Interest expense	1,314	301
Other (income) expense, net	44	(15)
Income before income taxes	4,612	11,362
Provision for income taxes	2,111	4,249
Net income	$2,501	$7,113

Earnings per common share:
Diluted earnings per share	$0.11	$0.30
Basic earnings per share	$0.11	$0.31
Average shares outstanding:
Diluted	23,753	23,542
Basic	23,465	23,272

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